EXHIBIT 99.1

June 30, 2011

Talon Therapeutics Provides NDA Submission Timeline Update for Marqibo®

SAN MATEO, Calif., June 30, 2011 (GLOBE NEWSWIRE) -- Talon Therapeutics, Inc. (OTCBB:TLON) today provided an update of the status of its planned NDA submission for Marqibo (vincristine sulfate liposomes injection).

"I am pleased to announce that all of the Non-Clinical, Clinical and Quality (Chemistry, Manufacturing and Controls) modules of the NDA have been completed," stated Steven R. Deitcher M.D., President, Chief Executive Officer and Director of Talon Therapeutics. Dr. Deitcher continued: "Module 1, the administrative module, is not yet complete and as a result, we will not submit the NDA by the end of June 2011, as planned, but expect to submit the complete NDA during Q3 2011."

About Marqibo

Marqibo is a novel, targeted Optisome™ encapsulated formulation product candidate of the FDA-approved anticancer drug vincristine. Talon has been primarily developing Marqibo for the treatment of adult, Philadelphia chromosome negative (Ph-) acute lymphoblastic leukemia (ALL). Vincristine, a microtubule inhibitor, is FDA-approved for ALL and is widely used as a single agent and in combination regimens for treatment for hematologic malignancies such as lymphomas and leukemias. Talon's encapsulation formulation is designed to provide prolonged circulation of the drug in the blood and accumulation at the tumor site. These characteristics are intended to increase the dose of vincristine delivered in a safe and effective manner.

Talon plans to submit to the FDA a New Drug Application, or NDA, seeking accelerated approval of Marqibo in adult Ph- ALL, in second or greater relapse or that has progressed following two or more prior lines of anti-leukemia therapy.  Talon has received orphan drug and fast track designations for Marqibo for the treatment of adult ALL from the U.S. Food and Drug Administration. Marqibo has also received orphan drug designation in adult leukemia from the European Medicines Evaluation Agency.

About Talon Therapeutics

Talon Therapeutics, Inc. is a biopharmaceutical company dedicated to seizing upon medical opportunities, efficiently and expertly leading product candidates through clinical development, and transferring value to patients, patient care providers, shareholders, corporate partners, and employees.

In addition to Marqibo, the Company has additional pipeline opportunities some of which, like Marqibo, have the potential to improve delivery and enhance the therapeutic benefits of well characterized, proven chemotherapies and enable high potency dosing without increased toxicity.

Additional information on Talon Therapeutics can be found at www.talontx.com.

The Talon Therapeutics, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=3290

Forward-Looking Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are often, but not always, made through the use of words or phrases such as "anticipates," "expects," "plans," "believes," "intends," and similar words or phrases. These forward-looking statements include without limitation, statements regarding the timing of planned NDA submission and other regulatory filings relating to Marqibo, Talon's ability to obtain accelerated approval of Marqibo for the treatment of adult Ph- ALL, and the potential of Marqibo to replace existing therapies. Such statements involve risks and uncertainties that could cause Talon's actual results to differ materially from the anticipated results and expectations expressed in these forward-looking statements. These statements are based on current expectations, forecasts and assumptions that are subject to risks and uncertainties, which could cause actual outcomes and results to differ materially from these statements. Among other things, the timing of Talon's proposed submission of an NDA seeking accelerated approval of Marqibo is subject to the FDA's acceptance of its plans for a Phase 3 confirmatory trial of Marqibo; there can be no assurances that any of Talon's clinical and regulatory development efforts relating to Marqibo will be successful; that even if an NDA for Marqibo is accepted by the FDA, that it will be approved; that the data of the clinical trials of Marqibo will be sufficient to support approval by the FDA of an NDA for Marqibo; that the results of the clinical trials of Marqibo will support Talon's claims or beliefs concerning Marqibo's safety and effectiveness; and that Talon will be able to secure the additional capital necessary to fund its product development programs, including Marqibo, to completion, Talon's reliance on third-party researchers to develop its product candidates, and its lack of experience in developing and commercializing pharmaceutical products. Additional risks are described in the company's Annual Report on Form 10-K for the year ended December 31, 2010. Talon assumes no obligation to update these statements, except as required by law.

CONTACT:	Investor & Media Contacts: Investor Relations Team (650) 588-6641 investor.relations@talontx.com

Source: Talon Therapeutics, Inc.